Exhibit 10.1

EXECUTION COPY

MACK-CALI REALTY CORPORATION

July 24, 2020

MAG Partners 2.0 LLC

c/o MaryAnne Gilmartin

RE: Interim CEO Appointment

Dear MaryAnne:

As we have discussed, this letter memorializes the terms and conditions of Mack-Cali Realty Corporation’s (the “Company”) engagement of MAG Partners 2.0 LLC, a Delaware limited liability company (“Consultant”), to make you, MaryAnne Gilmartin (“Principal”), available to serve as the interim Chief Executive Officer (“Interim CEO”) of the Company. Principal shall be the exclusive provider of services to the Company on behalf of Consultant, and shall devote substantially all of her business time and attention to the performance of the Interim CEO role, but, without limitation of the foregoing, Principal may continue to engage in the following outside activities (notwithstanding any conflict of interest policy or similar policy): (i) business activities with MAG Partners, LP (both existing and future business opportunities, but in any case, subject to the provisions under “Non-Competition,” below), (ii) Brooklyn Academy of Music Board of Trustees, (iii) REBNY (executive committee), (iv) member of the board of directors of Jefferies Group, (v) NYPR (public radio) Trustee, (vi) unwinding the business and operations of L&L MAG LLC and (vii) MODUS (advisor to the start-up).

Term: The Company hereby engages Consultant, effective as of July 25, 2020 (the “Effective Date”), and continuing until the earliest to occur of (i) the commencement of employment of a permanent Chief Executive Officer of the Company, (ii) the date that is six (6) months following the Effective Date, or an earlier or later date selected by the Board of Directors of the Company (the “Board”), and (iii) Principal’s death, disability (as determined by the Board), or termination of the engagement by Consultant for any reason (which shall include Principal’s resignation as Interim CEO) (the “Term”), in the case of clauses (i) and (ii) of this sentence subject to any continued payment of the Retainer as required under “Cash Compensation” below. During the Term, Consultant shall make Principal available to, and Principal hereby agrees to serve as, Interim CEO of the Company, reporting directly to the Board. Consultant and Principal acknowledge and agree that Principal, in her individual capacity, and not Consultant, shall have authority as Interim CEO to sign documents on behalf of the Company (including, without limitation, any Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, or other filings with the Securities and Exchange Commission, or as may be required under applicable law or stock exchange regulation), and neither Consultant nor any other representative of Consultant shall have any such authority. Such signing authority will be limited by the authority prescribed to Principal by the Board and the Company’s charter, by-laws, other organizational documents, and applicable law. Principal will continue to serve as Chair of the Board during the Term.

Cash Compensation: During the Term, the Company shall pay Consultant cash compensation of $150,000 per month, paid on the Company’s normal payroll schedule and prorated for any partial month (the “Retainer”); provided, that if the Board terminates the Term other than for Cause (as defined in the Award Agreement (as defined below)) prior to the date that is three (3) months following the Effective Date, then the Company shall continue to pay the Retainer to Consultant through the end of such three (3)-month period.

Equity Grant: Effective as of the date first set forth above, the Board has granted Consultant an award of stock options to purchase shares of the Company’s common stock, subject to the terms and conditions of the award agreement attached to this letter (the “Award Agreement”), as follows:

•	Stock options to purchase up to 230,000 shares, with an exercise price equal to the fair market value of the Company’s common stock on the date of grant (the “Regular Options”).

•	Stock options to purchase up to 100,000 shares, with an exercise price equal to $20.00 per share (the “Premium Options”).

The above stock options have a term of 10 years from the date of grant and are fully vested as of the date of grant; however, the stock options (and any shares of common stock received upon exercise of any stock options) will be forfeited without consideration (other than a return of cash actually used to pay the exercise price of the options, if applicable, but not in an amount greater than the then fair market value of the stock) if (x) the Term ends because (i) the Board has terminated Principal’s appointment as Interim CEO for Cause (as defined in the Award Agreement), or (ii) Consultant terminates this engagement with the Company (which shall be deemed to occur if Principal resigns her appointment as Interim CEO) prior to the date that is six (6) months following the Effective Date (other than due to a material breach of this letter agreement by the Company, or Principal being appointed as the permanent Chief Executive Officer of the Company), or (y) the Insurance Condition (as defined below) is not satisfied. In addition, the award of 57,505 of the Regular Options and all of the Premium Options (together, the “Approval-Subject Options”) is expressly contingent upon, and none of the Approval-Subject Options may be exercised prior to, approval by the Company’s stockholders at or before the Company’s 2021 Annual Meeting of Stockholders of an amendment to the Company’s 2013 Incentive Stock Plan to increase the number of shares available for issuance thereunder by an amount at least sufficient to cover the Approval-Subject Options, and if such approval is not obtained, the Approval-Subject Options shall be forfeited in their entirety for no consideration. The Company acknowledges and agrees that it will put forth such a shareholder proposal at or before such 2021 Annual Meeting and will recommend that its shareholders approve such proposal (and will cause the shares to be acquired upon exercise of the Regular Options and Premium Options to be covered under an effective Form S-8 Registration Statement). In addition, if a Change in Control (as defined in the Company’s 2013 Incentive Stock Plan) is consummated prior to the date of such shareholder approval, and the Approval-Subject Options have not otherwise been forfeited as described above, then upon the consummation of such Change in Control, such Approval-Subject Options shall be canceled and in lieu thereof Consultant shall be entitled to receive a cash payment equal to the sum of (1) the product of (x) the number of shares underlying the portion of the Regular Option included in the Approval-Subject Options that is outstanding as of immediately prior to such Change in Control, multiplied by (y) the excess, if any, of the per share price of the consideration received by holders of the Company’s common stock in such Change in Control over the exercise price of the Regular Options, and (2) the product of (x) the number of shares underlying the portion of the Premium Option that is outstanding as of immediately prior to such Change in Control, multiplied by (y) the excess, if any, of the per share price of the consideration received by holders of the Company’s common stock in such Change in Control over the exercise price of the Premium Options; provided, however, that if either of clauses (1) or (2) above would be a negative number, such clause that otherwise would be a negative number shall be deemed to equal $0.00 for purposes of determining the amount payable to Consultant.

Sign-On Bonus and Completion Bonus: In addition to the compensation set forth above, the Company will pay Consultant a one-time cash sign-on bonus of $300,000 within three (3) business days following satisfaction of the Insurance Condition. In addition, the Company will pay Consultant an additional one-time cash bonus of $200,000 within three (3) business days after the end of the Term (and if the Term has not ended as of March 10, 2021, such $200,000 bonus will be paid on March 12, 2021), unless the Term has been terminated by the Board for Cause (as defined in the Award Agreement).

Business Expenses: Reasonable and necessary business expenses incurred by Consultant or Principal in the performance of Principal’s duties as Interim CEO will be reimbursed under the Company’s expense reimbursement policies and procedures, subject to approval of such expenses by the Board (or a committee thereof).

Director Compensation During Term: Consultant and Principal expressly acknowledge and agree that neither Consultant nor Principal shall receive any additional fees or other compensation (excluding (i) reimbursements consistent with the immediately preceding section, (ii) equity awards previously granted and (iii) the cash portion of any director fees attributable to periods prior to the Effective Date, such as meeting fees and the pro-rata portion of any cash retainers) for Principal’s service on the Board (e.g., as a director or Chair of the Board, or for any activities on any Board committee), or on the Roseland Residential Trust board of directors, during the Term, and that the compensation set forth in this letter is the only compensation from the Company to which Consultant and Principal shall be entitled during the Term.

Independent Contractor Relationship; Withholding: Each of the Company, Consultant, and Principal expressly intend that Consultant’s services hereunder, and Principal’s services as Interim CEO, are rendered as an independent contractor and not as an employee of the Company or any of its subsidiaries. Therefore, Consultant expressly acknowledges and agrees that Consultant is solely responsible for payment of any and all taxes payable in connection with the compensation and benefits to be paid or provided to Consultant as set forth herein, and that the Company shall not withhold any such taxes from such compensation and benefits. Consultant hereby agrees to indemnify and hold the Company harmless from and against any such taxes, including any interest or penalties related to or in connection with any failure to withhold such taxes.

Non-Competition: During the Term, neither Consultant nor Principal shall, directly or indirectly (including, without limitation, through MAG Partners LP or any other entity), engage in or invest in any development projects in the State of New Jersey. In addition, each of Consultant and Principal acknowledge and agree that, (i) if Consultant desires to engage in any activity in New Jersey during the Term that would be prohibited by the immediately preceding sentence, whether directly or indirectly (including, without limitation, through MAG Partners LP), Consultant and Principal shall present such business opportunity to the Board in writing for good faith consideration of whether such opportunity should appropriately be pursued by the Company, such determination to be made within fifteen (15) business days following such presentation, (ii) if the Board determines that such opportunity will be pursued by the Company, Consultant and Principal will immediately cease pursuit of such opportunity and (iii) if the Board determines that such opportunity will not be pursued by the Company, Consultant and Principal (through MAG Partners LP or otherwise) may pursue such opportunity, notwithstanding the non-competition restriction in the immediately preceding sentence.

Certain Specific Representations and Covenants: Principal represents and warrants to the Company that she is the sole owner of all outstanding equity interests of Consultant, and covenants that she will not assign, transfer, pledge, hypothecate, sell, or otherwise dispose of any such equity interests during the Term, and will otherwise remain the sole owner of all equity interests of Consultant throughout the Term. Consultant and Principal each represent, warrant, and covenant to the Company that, during the Term, neither Consultant nor Principal will engage in any business activity that conflicts with the business of the Company or its subsidiaries. Consultant and Principal each represent and warrant that Consultant entering into this letter will not result in the breach by Consultant or Principal of any agreement to which either is a party or by which either is bound. Consultant further covenants that, within sixty (60) days following the Effective Date, Consultant will present written evidence to the Board that Consultant has secured reasonable directors’ and officers’ insurance coverage and errors and omissions insurance (the “Insurance Condition”).

Legal Fees: The Company will reimburse Consultant for up to $10,000 in legal fees incurred in connection with the negotiation of the terms of the engagement set forth herein (including the Award Agreement). Such reimbursement will be paid to Consultant promptly following Consultant’s submission of an invoice for such legal fees from Consultant’s attorney.

Miscellaneous: This letter, together with the Award Agreement, contains all of the understandings and agreements between Consultant, Principal, and the Company pertaining to the subject matter of this letter, and supersedes all prior and contemporaneous agreements and understandings between the parties hereto regarding the subject matter hereof (including, without limitation, any term sheet). The terms of this letter may not be modified except in a writing signed by Consultant, Principal, and the Company. The headings in this letter are inserted for convenience only, and do not form a part of the agreement contained herein. This letter will be governed by and construed in accordance with the laws of the State of New Jersey, without regard to principles of conflicts of law thereunder. This letter may be executed in one or more counterparts (including, without limitation, in .pdf or other electronic format), all of which when taken together shall constitute one and the same agreement. The Company shall cause the Principal to be covered under its Directors & Officers insurance policies, and shall provide coverage to Principal under the indemnification and advancement of expenses provisions of its governing documents, in each case, with respect to actions or omissions by Principal as the Company’s Interim CEO.

Code Section 409A: The parties intend that this letter agreement will be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent that any provision of this letter agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with, or are exempt from, Section 409A of the Code. Each payment pursuant to this letter agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year immediately following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

Please sign and return to the Company a copy of this letter to confirm agreement with the terms set forth above.

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[signature page follows]

Sincerely,

MACK-CALI REALTY CORPORATION

By:	/s/ Gary T. Wagner
Name: Gary T. Wagner
Title: General Counsel and Secretary

ACKNOWLEDGED AND AGREED:

CONSULTANT:

MAG PARTNERS 2.0 LLC

/s/ MaryAnne Gilmartin
By: MaryAnne Gilmartin
Title:

PRINCIPAL:

/s/ MaryAnne Gilmartin
MaryAnne Gilmartin

Attachments: Award Agreement

[Signature Page to MAG Partners Letter Agreement]